Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-253628) of STORE Capital Corporation, and

(2) Registration Statement (Form S-8 No. 333-201262) pertaining to the STORE Capital Corporation 2012 Long-Term Incentive Plan and STORE Capital Corporation 2015 Omnibus Equity Incentive Plan

of our reports dated February 24, 2022, with respect to the consolidated financial statements and schedules of STORE Capital Corporation and the effectiveness of internal control over financial reporting of STORE Capital Corporation included in this Annual Report (Form 10-K) of STORE Capital Corporation for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Phoenix, Arizona

February 24, 2022